UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Section 240.14a-12

athenahealth, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.

(3)	Filing Party:

(4)	Date Filed:

For Internal Use

Employee FAQs

General

•	What was announced?

•

We announced that our Board of Directors has unanimously approved an agreement under which Veritas Capital and Evergreen Coast Capital will acquire athenahealth for $5.7 billion in cash, or $135 per share.

•	We have decided to enter this agreement with Veritas because we believe it will provide significant value for our shareholders and new opportunities for our company, our clients and our employees.

•

The transaction is expected to close in the first quarter of 2019, subject to the approval of athenahealth shareholders representing a majority of the outstanding common stock of the company and the satisfaction of customary closing conditions and regulatory approvals.

•	Following the closing, Veritas and Evergreen expect to combine athenahealth with Virence Health, the GE Healthcare Value-based Care assets that Veritas acquired earlier this year.

•

The combined organization is expected to be a leading, privately-held healthcare information technology company with an extensive national provider network of customers and the world-class products and solutions to help them thrive in an increasingly complex environment.

•	The combined company is expected to operate under the athenahealth brand and be headquartered in Watertown, MA.

•	The company will be led by Virence Chairman and Chief Executive Officer Bob Segert and an executive leadership team comprised of executives from both companies.

•	Who is Veritas Capital?

•

Veritas Capital is a leading private equity firm that invests in companies that provide critical products and services, primarily technology and technology-enabled solutions, to government and commercial customers worldwide, including those operating in the aerospace and defense, healthcare, technology, national security, communications, energy, government services and education industries.

•

Veritas Capital has a proven track record of driving growth for companies within the healthcare IT space, as illustrated by the firm’s acquisition of Verscend Technologies and its combination with Cotiviti Holdings, as well as the firm’s investment in Truven Health Analytics.

•	Veritas has a deep understanding of the urgent need to digitize our healthcare system and brings a culture of intense customer focus and a drive for growth through focused R&D and product innovation.

•	Additional information about Veritas can be found at www.veritascapital.com.

•	Who is Evergreen Coast Capital?

•	Evergreen Coast Capital is an affiliate of Elliott Management Corporate, focused on technology investing.

For Internal Use

•

Evergreen has also made similar investments in other cloud-based technology companies, including BMC Software, an IT and cloud solutions company, and Gigamon, an IT security company, helping to drive long-term growth and success.

•	Who is Virence Health?

•

Virence Health Technologies, the GE Healthcare Value-based Care assets that Veritas acquired earlier this year, is a leading software provider that leverages technology and analytics to help healthcare providers across the continuum of care effectively manage their financial, clinical, and human capital workflows.

•	Offering a comprehensive suite of innovative technology-enabled solutions, Virence aims to improve quality, increase efficiency, and reduce waste in the healthcare industry.

•	Additional information about Virence can be found at www.virencehealth.com.

•	Who is Bob Segert? What is his background?

•

Bob Segert is the chairman and CEO of Virence Health. He took over leadership at Virence in September of 2018, bringing with him more than 20 years of leadership experience in the software & IT services industry, spanning across sales, marketing, corporate strategy, M&A, operations and general management. Bob has spent the last decade transforming private-equity-backed companies into market leaders by focusing on delivering outstanding customer outcomes. He most recently served as Executive Chairman of Aspect Software, a global provider of contact center and workforce optimization software and solutions. Immediately prior to Aspect, Bob served as President and CEO of Expert Global Solutions, growing the business to 43,000+ employees and achieving leadership positions in customer relationship management and financial care BPO services. Prior to his time at Expert Global Solutions, Mr. Segert served as President and CEO of GXS, Inc., the world’s largest B2B cloud integration platform connecting 550,000+ businesses through a common transaction processing eco-system. Bob has also served in executive roles at Electronic Data Systems and as a consultant at A.T. Kearney. Mr. Segert holds an MBA from Harvard Business School and a BS in Mechanical Engineering from Purdue University.

•	How quickly will athenahealth be combined with Virence?

•	As stated in the release, following the close, Veritas and Evergreen expect to combine athenahealth with Virence Health.

•

Specific details on integrating the organizations will be shared when they are known, as appropriate. What we know today is that once the companies are combined, the organization is expected to operate under the athenahealth brand and be headquartered in Watertown, MA.

•	The company will be led by Virence Chairman and Chief Executive Officer Bob Segert and an executive leadership team comprised of executives from both companies.

•	Does the announcement change how we sell or market our offerings? Will there be any joint sales or marketing with Virence?

•

No to both. We will continue to independently operate our business as we have in the past. We cannot coordinate at all with Virence unless and until we close the transaction, in part due to antitrust legal issues. Additionally, we should not speculate to clients/prospects regarding potential joint offerings that may be developed after an acquisition, in part because a deal may not close for reasons outside of our control. In summary, we are separate entities until we close the transaction and we must continue operate in that fashion.

Employee FAQ

•	What does it mean to become a private company?

•	Becoming a private company means that, upon completion of the transaction, our stock will no longer be listed or traded on NASDAQ, and we will cease to be an SEC reporting company.

For Internal Use

•	We believe combining with Virence will create new opportunities for collaboration and growth.

•	As a privately operated company with the right partners, we believe that athenahealth will have more flexibility to focus on unleashing our collective potential to transform healthcare.

•	Thus, while our ownership structure is changing, our mission and dedication to our clients and employees remains the same.

•	What will be Evergreen’s/Elliott’s role with athenahealth after the close of the transaction?

•	Through its affiliate, Evergreen Coast Capital, Elliott will be a shareholder in athenahealth.

•	What approvals are needed to complete the transaction? What’s the timeline to close?

•	The transaction is expected to close in the first quarter of 2019.

•	It is subject to:

the approval of athenahealth shareholders representing a majority of the outstanding common stock of the company satisfaction of customary closing conditions regulatory approvals (for example, HSR)

•

The athenahealth Board of Directors has unanimously approved entering into the merger agreement and intends to recommend that athenahealth shareholders vote in favor of it at a Special Meeting of Stockholders, to be scheduled as soon as practicable.

•	The transaction is not subject to a financing condition.

•	Will there be a vote on this transaction by shareholders? When and how?

•	The transaction is subject to the approval of athenahealth shareholders representing a majority of the outstanding common stock of the company.

•	The athenahealth Board of Directors has unanimously approved the merger agreement and intends to recommend that athenahealth shareholders vote in favor of it.

•	The Special Meeting of Stockholders will be scheduled as soon as practicable.

•	What does this transaction mean for athenahealth employees? Our culture and mission?

•	Fundamentally, this transaction is about building on the many great attributes that have made athenahealth an industry leader.

•	Veritas has a proven track record of driving growth for companies within the healthcare IT space.

•	They and Virence are passionate about athenahealth’s mission and committed to supporting innovation.

•

Moreover, athenahealth and Virence have complementary cultures and portfolios, and highly-talented people. Together, we believe we can expand our depth and reach across the continuum of care. We believe there will be multiple opportunities for athenistas to dream big and execute.

•	As our combined company succeeds together, we expect it to lead to new opportunities for our employees as well.

For Internal Use

•	What happens to the year-end appraisals and bonuses?

•	We are continuing to operate under our current compensation and benefits programs.

•	Year-end appraisals and bonuses will continue as planned.

•	Will employees receive 2019 equity grants as part of the annual performance review?

•

athena does not expect to grant equity incentive awards to employees as part of the 2019 annual appraisal process, in part because we expect to close the acquisition before the typical March grant date. In the event that we are not closed by March 7, 2019, Athena may grant cash-based incentive awards to employees that would have otherwise received equity incentive awards for 2019, as consistent with our past practice. These cash-based incentive awards would be subject to similar terms and conditions as our historic equity incentive awards to employees.

•	Will the transaction impact employee compensation?

•

Until December 31, 2019, Veritas will provide continuing employees with two things: first, a base salary or wage and target annual cash bonus opportunities that are no less favorable in each case than provided by Athena as of the closing date, and second, employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Virence Health.

For Internal Use

Until December 31, 2019, Veritas will also provide continuing employees with severance benefits that are no less favorable than the severance benefits employees are eligible to receive as of the closing date.

•	How will equity be treated upon closing the transaction?

•	Common Stock: Each share of common stock will be converted into the right to receive $135 per share, in cash.

•

Stock Options: Holders of vested and unvested options, with an exercise price less than $135, will receive $135 minus the applicable exercise price of each option, multiplied by the number of shares subject to the option. Any options with an exercise price higher than $135 will be cancelled for no consideration.

•

Restricted Stock Units: Holders of vested and unvested restricted stock units will receive a lump sum cash payment equal to $135 multiplied by the number of shares underlying your restricted stock units.

•

Performance Restricted Stock Units: Performance restricted stock units (whether vested or unvested) for which the period during which the performance vesting requirement is measured has been completed prior to the closing, will receive cash equal to the number of shares subject to the performance RSU that would vest based on the actual level of achievement of the performance measures, multiplied by $135. Performance restricted stock units (whether vested or unvested) for which the period during which the performance vesting requirement is measured has not been completed prior to the closing, will receive cash equal to the number of shares subject to the performance RSU that would vest based on the target level of achievement, multiplied by $135.

•	How will my contributions under the Employee Stock Purchase Plan (ESPP) be treated?

•

The current offering period under the ESPP will continue until shortly prior to the closing of the merger, however, if the merger closes after March 31, 2019 (which is the last scheduled date of the current offering period), the ESPP will terminate on that date. There will be no further offering periods under the ESPP after such time. For the current offering period, participants may not increase the percentage of their payroll deductions and no employees who are not currently participating in the ESPP can join the plan. On the last day of the current offering period (whether it is March 31, 2019 or earlier), the participant’s accumulated payroll deductions will be used to purchase shares of the Company under the plan.

•	Will any members of athenahealth’s senior leadership team be leaving following the close of the transaction?

•	Following the close, the company will be led by Virence Chairman and Chief Executive Officer Bob Segert and an executive leadership team comprised of executives from both companies.

•	Details on the combined executive leadership team will be finalized in the future.

For Internal Use

•	Will there be any changes in reporting relationships or job responsibilities as a result of the transaction?

•	We are operating as usual through the closing of this transaction.

•

We expect to shortly begin working with Veritas and Virence on plans to bring our organizations together and would expect reporting relationships and the overall organizational structure to be part of that work.

•	We will share more information as it is available.

•	Will the Company maintain its headquarters in Watertown?

•	Yes, following the close, the combined organization is expected to be headquartered in Watertown, MA.

•	Will we maintain our current office locations? Will there be any facility closings as a result of the transaction?

•	We do not currently expect changes to athenahealth’s operating locations or facilities as a result of the transaction.

•	Following the close, the combined organization is expected to be headquartered in Watertown, MA.

•	As always, we will continue to ensure our operating footprint best meets the needs of the business and our customers.

•	Will there be any changes to the athenahealth name and brand?

•	Following the close of the transaction, the combined company is expected to operate under the athenahealth brand.

•	Can employees notify customers?

•	Customers received a letter from Jeff Immelt announcing the news. Key clients also received calls from our executives on the day of the announcement.

•	It is important that we maintain a consistent message and a unified, coordinated approach with our customers, Unorganized outreach to customers about this transaction is prohibited.

You must follow the provided talking points and protocol.

Do not speculate; it is ok to say “I don’t know.” When speaking to customers, keep it short and to the point, and maintain a positive message.

•	To the extent that you feel additional customer outreach is necessary, please contact Bret Connor first, who will work to provide the support you need.

•	To the extent customers contact you with questions or comments, please take note of these conversations and report them to Bret Connor. In those customer conversations, please emphasize that:

We believe this transaction is a positive step forward for our company.

Veritas chose to invest in athenahealth because they believe in our mission and the value we can create together with Virence for all of our stakeholders, including our customers.

athenahealth and Virence have complementary portfolios and highly-talented people, and this combination expands our depth and reach across the continuum of care.

We remain as committed as ever to our customers and their needs.

For Internal Use

•	What do employees do if they are contacted by media or other third parties?

•	Consistent with usual policies:

Inquiries from investors or analysts should be referred to Dana Quattrochi at 617-402-1329 or investorrelations@athenahealth.com

Media inquiries should be directed to John Fox at 617-402-8001 or media@athenahealth.com

•	Where can I learn more about the transaction?

•	Keep in mind, the transaction was just announced so, consistent with deals of this nature, there are many details that we do not have yet and that still need to be worked out.

•

Please see the FAQs (link). This information will continue to be updated as more information becomes available, as appropriate. Following the company meeting, we will publish a link for submitting questions regarding the announcement.

•

Details are available in our SEC filings, including the press release, the merger agreement (both filed with the SEC on a Form 8-K on 11/13/18) and will be available in the Company’s proxy statement that will be filed in the coming weeks in connection with the Special Meeting of Stockholders to approve the transaction.

•	We will continue to keep you updated as there is more information to share.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding management’s expectations to advance value creation across the athenahealth business and to become healthcare’s first platform company; statements regarding management’s expectations for future financial and operational performance, expected growth, positioning in the market, and business outlook; statements regarding management’s focus on the execution of our strategic plan and expected outcomes, including anticipated cost savings, increased efficiencies, streamlined workflow, margin improvements, and improvements in employee engagement; statements regarding recently announced changes to the Company’s leadership and governance structure and expected outcomes. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; exceeding the expected costs of the merger; our ability to successfully implement our strategic initiatives and achieve their anticipated impact; our ability to manage changes in our management team and changes resulting from our workforce reduction and office closures; our highly competitive industry and our ability to compete effectively and remain innovative; the

For Internal Use

development of the market for cloud-based healthcare information technology services; changes in the healthcare industry and their impact on the demand for our services; our ability to successfully recruit qualified new executive talent and to manage our management transition; our ability to maintain consistently high growth rates due to lengthening customer sales cycles and lower utilization; the impact of changes in our business model and structure; our ability to successfully implement operational and leadership initiatives; our ability to effectively manage our growth; our ability to protect our intellectual property; current and future litigation, including for intellectual property infringement; our dependence on third-party providers; risks and costs associated with our worldwide operations; our ability to attract and retain highly-skilled employees; our fluctuating operating results; our ability to retain our customers and maintain customer revenue; our tax liability; our variable sales and implementation cycles; the timing at which we recognize certain revenue and our ability to evaluate our prospects; defects and errors in our software or services, or interruptions or damages to our systems or those of third parties on which we rely; a data security breach; limitations on our use of data; the effect of payer and provider conduct; the failure of our services to provide accurate and timely information; changing government regulation and the costs and challenges of compliance; the potential for illegal behavior by employees or subcontractors; and the price volatility of our common stock. Forward-looking statements speak only as of the date hereof and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.athenahealth.com and on the SEC’s website at www.sec.gov.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Veritas. In connection with the proposed merger, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are or will be available free of charge through our website at www.athenahealth.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in the definitive proxy statement on Schedule 14A in connection with athenahealth’s 2018 Annual Meeting of Shareholders, filed with the SEC on April 26, 2018.